Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ResMed Inc.:

We consent to the use of our reports dated August 16, 2011, with respect to the consolidated balance sheets of ResMed Inc. and subsidiaries as of June 30, 2011, and 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2011, incorporated by reference herein.

/s/ KPMG
KPMG LLP

[San Diego, California]

May 10, 2012